NACT Contacts:
                                              Lindsay Wallace, CEO, 801-802-3000
                                             Eric Gurr, 801-802-3000 (investors)
                                                  Dan Cook, 801-802-3000 (press)

                                                                    FRB Contact:
                                                  Jordan Goldstein, 415-986-1591


FOR IMMEDIATE RELEASE


                        NACT TELECOMMUNICATIONS TO BECOME
                 MAJORITY-OWNED SUBSIDIARY OF WORLD ACCESS, INC.

         World Access to buy 55 percent interest in NACT from current majority owner GST


PROVO, Utah--January 2, 1998--NACT Telecommunications, Inc. (Nasdaq: NACT), today announced that approximately 55 percent of NACT common stock will be purchased by World Access, Inc. (Nasdaq: WAXS). The stock purchase agreement between World Access and current equity owner GST Telecommunications, Inc. (Amex: GST) provides for the acquisition of 4,105,043 NACT common shares by World Access.

         The value of the purchase is $17.50 per share or approximately $71.8 million. The transaction will close upon the necessary regulatory approval of filings by GST and World Access, which is expected to be met within 30 to 45 days. The agreement also allows GST the option to sell World Access the remaining 1,008,669 shares of NACT common stock held by GST at the same price of $17.50 per share, or approximately $17.7 million. If GST elects to exercise this option, World Access' equity ownership in NACT will increase to approximately 67 percent.

         Initially, NACT Telecommunications, Inc. will continue operating as a majority-owned subsidiary of World Access from the company's facilities in Provo, Utah. Following the completion of the stock purchase agreement with GST, World Access has announced intentions to promptly propose a merger with NACT pursuant to which all NACT common stock not owned by World Access would be exchanged for shares of World Access common stock.

         "NACT has experienced significant growth as a majority-owned subsidiary of GST," said A. Lindsay Wallace, NACT President and Chief Executive Officer. "Going forward with World Access, I am confident that we can continue growing and improving our business. We anticipate a very positive and synergistic environment working with World Access and their broad telecommunications switching, transport and access products, and support teams."


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NACT stock sold to World Access                                       page 2


         John   Warta,   chairman   and   chief   executive   officer   of   GST
Telecommunications, Inc. stated, "GST expressed its intention to sell its holdings in NACT several months ago in order to focus more on its core carrier strategies. NACT has performed exceptionally well as a majority-owned subsidiary of GST. The sale of NACT reaffirms our commitment to our competitive local exchange carrier strategy, and will enable GST management to focus full attention and direction to further developing that business."

         "NACT will help us further accomplish our goal of providing the best telecommunications solutions to our customers around the world," World Access Chairman and Chief Executive Officer, Steven A. Odom, said. "World Access will immediately bolster NACT's product offerings to both domestic and international customers, while NACT will add to our product offering as well. Together we will be able to offer enhanced solutions to both companies' existing customers, as well as pursue new and more diverse market opportunities."

         During its latest fiscal year, ended September 30, 1997, NACT achieved approximately $27.7 million in revenues with a pretax profit of approximately $6.3 million. The primary earnings per share were 52 cents for the year. These achievements reflect a 70 percent increase in revenues, a 2,200 percent increase in pretax profit, and a 1,567 percent increase in earnings per share over fiscal year 1996.

         NACT President and Chief Executive Officer A. Lindsay Wallace will participate in a World Access-sponsored conference call on Monday, January 5th at 4:30 p.m. (EST) to review the NACT acquisition with shareholders and other interested parties.

                                      # # #

Founded in 1982, NACT Telecommunications, Inc. is a leading single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. NACT's products include the STX tandem switching system, the NTS billing system, and Facilities Management Services (FMS). NACT, previously known as National Applied Computer Technologies, Inc., is headquartered in Provo, Utah, with offices in New York, Florida and London, England. The NACT web site is located at http://www.nact.com

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services. The Company is headquartered in Atlanta,


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NACT stock sold to World Access                                       page 3


Georgia and conducts its principal operations from eight facilities located strategically throughout the United States.

STX is a registered trademark of NACT Telecommunications, Inc. NACT and the NACT logo are registered trademarks of NACT Telecommunication,, Inc.

For more information regarding NACT via fax, at no charge, dial 800-758-5804, then enter 120211.